Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

To the Stockholders
Amtech Systems, Inc.:

We consent to the use of our report, dated December 21, 2006 with respect to the consolidated balance sheets of Amtech Systems, Inc. and subsidiaries as of September 30, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona
January 16, 2007